For more information:	For Release:
Craig M. Koven	July 27, 2006
Communications Manager	4:01 p.m. ET
(800) CELADON Ext. 3812
(317) 972-7041 Direct
(317) 408-4859 Mobile
ckoven@celadongroup.com

CELADON GROUP REPORTS RECORD JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS - Celadon Group Inc. (NASDAQ:CLDN) today reported its financial and operating results for the three months and fiscal year ended June 30, 2006.

Revenue for the quarter increased approximately 8.3% to $126.7 million in the 2006 quarter from $117.0 million in the 2005 quarter. Freight revenue, excluding fuel surcharges, was up 2.3% to $107.4 million in the 2006 quarter from $105.0 million in the 2005 quarter. Net income increased approximately 49% to $6.4 million in the 2006 quarter from $4.3 million for the same quarter last year. Diluted earnings per share improved over 42% to $0.27 in the 2006 quarter from $0.19 for the same quarter last year. The June quarter marked the best earnings per share in the history of the Company.

For the full year, revenue increased 9.9% to $480.2 million from $436.8 million for the prior year. Freight revenue, excluding fuel surcharges, was up 3.7% to $414.5 million for the 2006 fiscal year from $399.7 million in the 2005 fiscal year. Net income for the 2006 fiscal year was $20.5 million, or $0.88 per diluted share, compared with $12.6 million, or $0.55 per diluted share, for the prior year, or an increase of 60%.

During the quarter, the company completed a 3-for-2 stock split effected in the form of a 50% stock dividend paid on June 15, 2006. This raised the outstanding shares to approximately 23.1 million. The company previously completed a 3-for 2 stock split effected in the form of a 50% stock dividend paid on February 15, 2006.

Chairman and CEO Steve Russell commented on the quarter: "The June quarter reflected accelerating success of the programs we initiated over four years ago to execute our strategic plan. Continued strengthening of our customer base, enhanced driver satisfaction, steadily increasing average rates per mile, improved equipment age, and further strengthening of cost controls resulted in obtaining our interim goal of an operating ratio (defined as operating expenses, excluding fuel surcharge, as a percentage of freight revenue) of 90%. Operating ratio improved to 90.3% in the June 2006 quarter, from 92.9% in the prior year's June quarter. Net income increased by 49% to $6.4 million from $4.3 million, and pre-tax earnings as a percent of freight revenue increased to 9.5% from 6.8% in the June 2005 quarter.

“Our performance has improved significantly over the past four years and we believe our future results will be assisted by a favorable relationship between freight demand and truckload capacity. Even though we believe the capacity growth in our industry continues to be constrained by a shortage of qualified drivers, we are pleased that our continued commitment to the quality of life of our drivers has allowed us to increase our average seated line-haul tractors by about 100 over the past four months. Miles per truck per week were similar in both the June 2006 and June 2005 quarters.

"During the quarter, we continued to strengthen our balance sheet through improving cash flow. The improved cash flow from operations has allowed us to pay cash for equipment since the June 2005 quarter, while earnings have resulted in over $120 million in stockholders’ equity at June 30, 2006, from less than $100 million at June 30, 2005.

"In summary, we are pleased with our performance in the June 2006 quarter, and, we believe we will be able to continue to execute on our strategic plan and produce positive results going forward."

Celadon has been included in the Russell 3000 Index and NASDAQ Global Select Market, effective July 1, 2006.

Conference Call Information

An investor conference call is scheduled for Friday, July 28, at 10:30 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter and the year. To listen and participate in the question-and-answer exchange, dial 866-700-6979 (international calls 617-213-8836) pin number 39513593 a few minutes prior to the starting time. A replay will be available through September 28, 2006 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 26088885.

This call is being webcast by Thomson/CCBN and can be accessed at www.celadongroup.com.

Founded in 1985, Celadon Group Inc. (www.celadongroup.com) is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to about 20,000 member fleets.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," “intends,” “expects," “plans,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. In this press release, these statements include, without limitation, statements relating to anticipated capacity constraints and freight demand in the industry, driver turnover, execution of our strategic plan, and our expected future results. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of industry fundamentals is incorrect; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	June 30,	June 30,
	2006	2005
A S S E T S	(unaudited)

Current assets:
Cash and cash equivalents	$1,674	$11,115
Trade receivables, net of allowance for doubtful accounts of $1,269 and $1,496 in 2006 and 2005, respectively	55,462	55,760
Prepaid expenses and other current assets	10,132	7,391
Tires in service	2,737	3,308
Income tax receivable	5,216	---
Deferred income taxes	1,867	2,424
Total current assets	77,088	79,998
Property and equipment, at cost	121,733	88,230
Less accumulated depreciation and amortization	30,466	30,685
Net property and equipment	91,267	57,545
Tires in service	1,569	1,739
Goodwill	19,137	19,137
Other assets	1,005	2,089
Total assets	$190,066	$160,508

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$4,369	$4,465
Accrued salaries and benefits	16,808	11,928
Accrued insurance and claims	7,048	10,021
Accrued fuel expense	6,481	6,599
Other accrued expenses	12,018	11,270
Current maturities of long-term debt	975	1,057
Current maturities of capital lease obligations	507	788
Income tax payable	---	1,958
Total current liabilities	48,206	48,086
Long-term debt, net of current maturities	9,608	4,239
Capital lease obligations, net of current maturities	933	1,260
Deferred income taxes	9,867	8,407
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 40,000,000 shares; issued and outstanding 23,111,367 and 21,935,183 shares at June 30, 2006 and June 30, 2005	763	332
Additional paid-in capital	90,828	89,359
Retained earnings	32,092	11,544
Unearned compensation on restricted stock	---	(711)
Accumulated other comprehensive loss	(2,256)	(2,033)
Total stockholders’ equity	121,427	98,491
Total liabilities and stockholders’ equity	$190,066	$160,508

Key Operating Statistics

	For the three months ended June 30,		For the fiscal year ended June 30,
	2006	2005	2006	2005
	Operating Statistics (U.S./Canada)

Average revenue per loaded mile(*)	$1.506	$1.469	$1.491	$1.424
Average revenue per total mile (*)	$1.368	$1.346	$1.367	$1.316
Avg. revenue per tractor per week (*)	$2,975	$2,934	$2,948	$2,841
Average miles per tractor per week	2,174	2,179	2,157	2,158
Average line-haul tractors	2,366	2,380	2,297	2,322
Tractors at end of period (**)	2,732	2,570	2,732	2,570
Trailers at end of period (**)	7,630	7,468	7,630	7,468

*	Excluding fuel surcharges
**	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended				For the fiscal year ended
	June 30,				June 30,
	2006		2005		2006		2005

Freight revenue	$107,393		$104,976		$414,465		$399,656
Fuel surcharge revenue	$19,279		$11,991		$65,729		$37,107
Total revenue	$126,672		$116,967		$480,194		$436,763

Operating expenses:
Salaries, wages and employee benefits	38,606		34,981		144,634		133,565
Fuel	29,817		23,674		109,253		81,517
Operations and maintenance	7,599		7,656		29,411		33,742
Insurance and claims	2,730		4,448		13,697		14,375
Depreciation and amortization	3,158		3,929		12,442		14,870
Revenue equipment rentals	9,257		10,296		39,601		35,848
Purchased transportation	18,370		17,650		70,305		73,012
Costs of products and services sold	1,444		1,299		5,433		4,807
Professional and consulting fees	500		815		2,698		2,624
Communications and utilities	1,098		1,048		4,148		4,218
Operating taxes and licenses	2,143		2,117		8,247		8,507
General and other operating	1,559		1,559		6,097		6,270
Total operating expenses	116,281		109,472		445,966		413,355

Operating income	10,391		7,495		34,228		23,408

Other (income) expense:
Interest income	(34)		(4)		(153)		(12)
Interest expense	206		330		933		1,430
Other	6		3		34		13
Income before income taxes	10,213		7,166		33,414		21,977
Income tax expense	3,825		2,853		12,866		9,397
Net income	$6,388		$4,313		$20,548		$12,580

Earnings per common share:
Diluted earnings per share	$0.27	(1)	$0.19	(1)	$0.88	(2)	$0.55	(2)
Basic earnings per share	$0.28	(1)	$0.19	(1)	$0.90	(2)	$0.56	(2)

Weighted average number of common shares outstanding:
Diluted	23,545	(1)	23,130	(1)	23,386	(2)	23,013	(2)
Basic	23,063	(1)	22,570	(1)	22,828	(2)	22,286	(2)

(1)
Earnings per share amounts and average number of shares outstanding have been adjusted to give retroactive effect to a three-for-two stock split effected in the form of a 50% stock dividend paid on June 15, 2006.

(2)
Earnings per share amounts and average number of shares outstanding have been adjusted to give retroactive effect to two three-for-two stock splits effected in the form of a 50% stock dividend paid on February 15, 2006 and June 15, 2006.